Exhibit 99.2

Stoneridge Appoints Matthew Horvath as Chief Financial Officer

NOVI, Mich. — September 1, 2021 — Stoneridge, Inc. (NYSE: SRI), a leading designer and manufacturer of highly engineered electrical and electronic vehicle systems, today announced that Matthew Horvath has been appointed as the Company’s Chief Financial Officer and Treasurer effective immediately. Mr. Horvath replaces Robert Krakowiak, who voluntarily resigned from the Company effective August 31, 2021, to pursue other opportunities.

“Since joining Stoneridge five years ago, Matt has played an integral role in shaping our transformation. During his tenure, he has supported refining the Company’s product portfolio and operations through multiple divestitures, led an award-winning investor relations team, and has been integral in developing and executing our long-term strategic goals. Matt has shown tremendous leadership across the organization, and his robust knowledge of the business and financial acumen will be critical as we further advance our strategy,” said Jon DeGaynor, President and Chief Executive Officer of Stoneridge. “Bob has done a terrific job building a strong and disciplined financial team with deep experience and expertise. I thank Bob for his partnership and many contributions over the last five years.”

Mr. Horvath previously served as the Company’s Executive Director of Corporate Strategy and Investor Relations, and prior to that as Director of Investor Relations. Before joining Stoneridge, Mr. Horvath spent six years at EY, formerly known as Ernst & Young, in the Transaction Advisory practice, primarily focused on business and asset valuation with a focus on the automotive and transportation industry. Mr. Horvath graduated from Michigan State University with a bachelor’s degree in Finance.

“Matt’s deep understanding of our business, his ability to advance our long-term objectives, and his close relationships with both our internal and external stakeholders have positioned him perfectly to be our next CFO,” said Bill Lasky, Chairman of the Stoneridge Board of Directors.

Mr. Horvath said, “I have great respect for Bob and all of the things we have accomplished as a team over his tenure and look forward to building on our successes. We will continue to execute on our strategic objectives with a focus on long-term, profitable growth, a strong balance sheet, and efficient and effective deployment of our available capital to drive shareholder value.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, off-highway, motorcycle and agricultural vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Kelly K. Harvey

Director, Investor Relations

Kelly.Harvey@Stoneridge.com

Samantha Simmerson

Manager, Global Marketing and Communications

Samantha.Simmerson@stoneridge.com

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